Exhibit 4.1(f)

                AMENDMENT NO. 2 TO SECURED CONVERTIBLE TERM NOTE
                                       OF
                        GLOBAL PAYMENT TECHNOLOGIES, INC.

                                 August 9, 2004

         Reference is made to that certain Secured Convertible Term Note dated as of March 15, 2004, as amended on April 29, 2004, made by GLOBAL PAYMENT TECHNOLOGIES, INC., a Delaware Borrower (the "Borrower") in favor LAURUS MASTER FUND, LTD., c/o Ogier Corporate Services Ltd., P.O. Box 1234 G.T., Queensgate House, South Church Street, Grand Cayman, Cayman Islands (the "Laurus"") in the original principal amount of One Million Five Hundred Thousand Dollars ($1,500,000) (the "Term Note"). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Term Note.

           WHEREAS, each of the Borrower and Laurus desires to make certain changes to the Term Note to address the comments made by the Securities and Exchange Commission in order to permit the Borrower's Registration Statement on Form S-3 (333-114529) to be declared effective.

         NOW, THEREFORE, in consideration of the above, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Section 2.1 of the Term Note is hereby deleted in its entirety and replaced with the following:

                  "2.1 (a) Payment of Monthly Amount in Cash or Common Stock. If the Monthly Amount (or a portion of such Monthly Amount if such portion of the Monthly Amount would have been converted into shares of Common Stock but for Section 3.2) is required to be paid in cash pursuant to
         Section 2.1(b), the Borrower shall pay the Holder an amount equal to 102% of the principal portion of the Monthly Amount due and owing to the Holder on the Repayment Date. If the Monthly Amount (or a portion of such Monthly Amount if not all of the Monthly Amount may be converted into shares of Common Stock pursuant to Section 3.2) is required to be paid in shares of Common Stock pursuant to Section 2.1(b), the number of such shares to be issued by the Borrower to the Holder on such Repayment Date shall be the number determined by dividing (x) the Monthly Amount to be paid in shares of Common Stock, by (y) the then applicable Fixed Conversion Price. For purposes hereof, the initial "Fixed Conversion Price" means $4.26 (which has been determined on the date of this Note as an amount equal to 105% of the average closing price for the ten (10) trading days immediately prior to the date of this Note).
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                  (b) Monthly Amount Conversion Guidelines. Subject to Sections
         2.1(a), 2.2, and 3.2 hereof, the Borrower will pay the Monthly Amount due to the Holder on each Repayment Date in shares of Common Stock if the closing price of the Common Stock as reported by Bloomberg, L.P. on the Principal Market (as defined in Section 4.7 hereof) for the five
         (5) trading days preceding such Repayment Date was greater than 110% of the Fixed Conversion Price; if such five (5) trading day average is less than 110% of the Fixed Conversion Price, the Borrower shall pay the Monthly Payment to the Holder in cash at the rate of 102% of the Monthly Amount otherwise due on the Repayment Date within three (3) business days of the applicable Repayment Date."

2. Section 2.2 of the Term Note is hereby deleted in its entirety and replaced with the following:

                  "2.2 No Effective Registration. Notwithstanding anything to the contrary herein, none of the Borrower's obligations to the Holder may be converted into Common Stock unless (i) an effective current Registration Statement (as defined in the Registration Rights Agreement) covering the shares of Common Stock to be issued in connection with satisfaction of such obligations exists, (ii) no Event of Default hereunder exists and is continuing, unless such Event of Default is cured within any applicable cure period or is otherwise waived in writing by the Holder in whole or in part at the Holder's option, or (iii) an exemption from registration of the Common Stock is available to pursuant to Rule 144 of the Securities Act.

                  Any amounts paid by the Borrower pursuant to this Section 2.2 shall be deemed to constitute payments of any outstanding fees, interest and principal applying to Monthly Amounts for the remaining Repayment Dates in chronological order."

3. Section 3.1 of the Term Note is hereby deleted in its entirety and replaced with the following:

                  "3.1. Holder's Conversion Rights. The Holder shall have the right, but not the obligation, to convert all or any portion of the then aggregate outstanding principal amount of this Note into shares of Common Stock subject to the terms and conditions set forth in this
         Article III. The Holder may exercise such right by delivery to the Borrower of a written notice of conversion not less than one (1) day prior to the date upon which such conversion shall occur. The date upon which such conversion shall occur is (the "Conversion Date")."

4.   Exhibit B to the Term Note is hereby deleted in its entirety.

5.   The foregoing amendment shall be effective as of the date hereof.

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6.   Except for  amendment  number 1, there are no other  amendments to the Term
     Note.

7. The Borrower hereby represents and warrants to Laurus that as of the date hereof all representations, warranties and covenants made by Borrower in connection with the Term Note are true correct and complete and all of Borrower's covenants requirements have been met. As of the date hereof, no Event of Default under any Related Agreements (as defined in the Securities Purchase Agreement) has occurred or is continuing.


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         IN WITNESS WHEREOF, each of the Borrower and Laurus has caused this
Amendment No. 2 to Secured Convertible Term Note to be signed in its name this 9th day of August, 2004.


                                     GLOBAL PAYMENT TECHNOLOGIES, INC.



                                     By:
                                        ------------------------------------
                                        Name:
                                        Title:



                                     LAURUS MASTER FUND, LTD.


                                     By:
                                        -------------------------------------
                                        Name:
                                        Title: